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                       [ON SYNTRO CORPORATION LETTERHEAD]

                                                                     EXHIBIT B-1

                             CONSULTANCY AGREEMENT

  This Agreement, effective August 14, 1991, is by and between Syntro Corporation, a corporation of the State of Delaware, having its principal place of business at 9669 Lackman Road, Lenexa, Kansas 66219, hereinafter referred to as Syntro, and H. Lowell Thomas, 9800 W. 106th Street, Overland Park, Kansas 66212, hereinafter referred to as Consultant.

1. CONSULTANCY APPOINTMENT

  Syntro hereby retains the services of Consultant as a consultant to assist Syntro personnel in the Field of Services hereinafter defined, and Consultant agrees to accept the retainer. Consultant is retained as an independent contractor, and not as an agent, and he shall be responsible for payment of self-employment and social security taxes incurred on his behalf with respect to remuneration for services under this Agreement. Consultant shall be available at mutually agreeable times and locations for such consultation and assistance as deemed needed by Syntro.

2. FIELD OF SERVICES

  The Field of Services to which this Agreement applies involves consulting with Syntro personnel involved in sales, marketing, business and general management regarding Syntro operations, strategies and programs. Consultant may also be involved in program planning and implementation, and may interact directly with outside parties as requested by Syntro.

  It is understood by Syntro and Consultant that the Field of Services does not include any activity that is in conflict with any confidentiality commitment made in conjunction with or separate from any prior employment contract or other legal agreement to which Consultant is a party.

3. REMUNERATION

  Syntro shall pay Consultant $400.00 per day for services provided under this Agreement. Payment shall be made at the end of each calendar month, based on a written statement from Consultant regarding the number of days devoted to consulting activities under this Agreement.

  Consultant is hereby granted a non-qualified option to acquire 1,000 shares of Syntro common stock at an exercise price of $3.50, such shares to vest in six (6) months from the date of grant.

4. EXPENSES

  Syntro will reimburse Consultant for all expenses that are approved in advance by Syntro as reasonably incurred by Consultant in connection with the performance of his duties hereunder, upon the presentation by Consultant, from time to time, of itemized accounts of such expenditures.

5. CONFIDENTIALITY AND NON-USE

  The Consultant shall not, directly or indirectly, at any time during or for a period of five (5) years after the expiration of this Agreement, disclose to others except with the prior written consent of Syntro, any confidential data or information obtained from Syntro under this Agreement, or use the same for purposes other than those of this Agreement. The obligation of confidentiality shall be waived as to information that (a) is in the public domain; (b) comes into the public domain through no fault of Consultant; or (c) with respect to information furnished by Syntro, can be evidenced in writing to have been known to Consultant prior to its disclosure by Syntro.

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6. CONFLICT OF INTEREST

  The Consultant represents that he is not presently and will not knowingly become party to any agreement, understanding or arrangement that would cause a conflict of interest to exist by his becoming a party to this Agreement, or that would preclude his strict compliance with preceding Section 5.

7. APPLICABLE LAW

  This Agreement shall be governed by the laws of the State of Kansas.

8. COMMUNICATION

  All communications from the Consultant to Syntro regarding this Agreement shall be made to J. Donald Todd, Janice E. Katterhenry or William J. Davies, or to such other person(s) whom they may designate in writing.

9. ENTIRE AGREEMENT

  The terms and conditions herein contained constitute the entire Agreement between Syntro and the Consultant, and said terms and conditions may not be waived or amended, except by a written instrument duly executed by Syntro and the Consultant.

10. DURATION AND TERMINATION

  The Consultant's appointment and retention shall continue from the effective date of this Agreement until terminated as provided hereinafter. Syntro may terminate the Consultant's appointment and retention with or without cause upon not less than thirty (30) days written notice. The Consultant may terminate his appointment and retention with or without cause upon not less than thirty (30) days written notice. The Consultant's obligation set forth in Paragraphs 5 and 6 hereof shall survive the termination of the Consultant's appointment and retention.

Syntro Corporation

                                          Consultant

         /s/ J. Donald Todd                       /s/ H. Lowell Thomas
-------------------------------------     -------------------------------------
           J. Donald Todd,                          H. Lowell Thomas
              President

          September 9, 1991                         October 28, 1991
Date:  ______________________________     Date: _______________________________

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                       AMENDMENT TO CONSULTANCY AGREEMENT

  The Consulting Agreement, effective August 14, 1991, by and between Syntro Corporation and H. Lowell Thomas is hereby amended as follows:

  The first sentence of numbered Section 3, Remuneration, of the above referenced Agreement is amended as follows:

    "Syntro shall pay consultant $800.00 per day for services provided under this Agreement."

  The effective date of this Amendment is February 1, 1995.

Syntro Corporation
                                          Consultant

         /s/ J. Donald Todd                       /s/ H. Lowell Thomas
_____________________________________     _____________________________________
           J. Donald Todd,                          H. Lowell Thomas
              President

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